UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   BASSETT, III, JOHN E
   BASSETT FURNITURE INDUSTRIES, INC
   P O BOX 626
   245 MAIN STREET
   BASSETT, VA  24055
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC.
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   JANUARY 12, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT--DIRECTOR OF WOOD MANUFACTURING
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
COMMON STOCK                 |11-07-|A*  |3324              |A  |           |19,299             |D     |                           |
                             |97    |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |750                |I     |WIFE                       |
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                             |      |    |                  |   |           |3,118              |I     |JEB IV-SON                 |
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                             |      |    |                  |   |           |3,118              |I     |JTB-SON                    |
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                             |      |    |                  |   |           |3,118              |I     |HFB-SON                    |
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*RESTRICTION ON SALE-LIFTED A|      |    |                  |   |           |                   |      |                           |
FTER 5 YEARS CONTINUOUS SERVI|      |    |                  |   |           |                   |      |                           |
CE                           |      |    |                  |   |           |                   |      |                           |
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(EARLIER UPON DEATH OR RETIRE|      |    |                  |   |           |                   |      |                           |
MENT)                        |      |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
*OPTION (RIGHT TO BUY)  |28.00   |     |    |           |   |3-02-|8-31-|COMMON      |3571   |       |3750        |D  |            |
                        |        |     |    |           |   |93   |2002 |            |       |       |            |   |            |
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                        |        |     |    |           |   |1994 |"    |"           |179    |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |37.40   |     |    |           |   |1994 |1-25-|COMMON      |2538   |       |3750        |D  |            |
                        |        |     |    |           |   |     |2003 |            |       |       |            |   |            |
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                        |        |     |    |           |   |1995 |"    |"           |1212   |       |            |   |            |
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**OPTION (RIGHT TO BUY) |26.25   |     |    |           |   |1-01-|5-04-|COMMON      |1000   |       |1000        |D  |            |
                        |        |     |    |           |   |95   |04   |            |       |       |            |   |            |
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**OPTION (RIGHT TO BUY) |22.625  |     |    |           |   |11-07|5-06-|COMMON      |2000   |       |2000        |D  |            |
                        |        |     |    |           |   |-97  |07   |            |       |       |            |   |            |
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
Explanation of Responses:
*GRANTED UNDER THE 1982 STOCK OPTION PLAN, WHICH IS A RULE 16b-3
PLAN.
**GRANTED UNDER THE 1993 LONG TERM INCENTIVE PLAN WHICH IS A RULE 16b-3
PLAN.
SIGNATURE OF REPORTING PERSON
JOHN E. BASSETT, III
DATE
1-12-98